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                                                                      EXHIBIT 11

                     SOUTHERN PACIFIC FUNDING CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)



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                                                        Three months ended                   Six months ended
                                                             June 30,                            June 30,
                                                       1997            1996                1997            1996
                                                       ----            ----                ----            ----
Fully diluted net income per share:

Net income                                         $13,425,293      $ 5,007,591        $26,073,322     $ 9,395,461

Add: Interest on convertible subordinated
     debentures, net of tax effect)                $   735,821      $        --        $ 1,358,439     $        --

Net income, as adjusted                            $14,161,114      $ 5,007,591        $27,431,761     $ 9,395,461

Weighted average number of shares outstanding       22,280,137       17,204,706         22,272,284      16,772,043

Net effect of dilutive stock options-based
 treasury stock method                               3,151,125               --          3,151,125              --

                                                   -----------      -----------        -----------     -----------
Total average shares                                25,431,262       17,204,706         25,423,409      16,772,043

Fully diluted net income per share                 $      0.56      $      0.29        $      1.08     $      0.56
                                                   ===========      ===========        ===========     ===========

Primary net income per share:

Net income                                         $13,425,293      $ 5,007,591        $26,073,322     $ 9,395,461

Weighted average number of shares outstanding       22,019,827       17,204,706         22,272,284      16,772,043

Primary net income per share                       $      0.61      $      0.29        $      1.17     $      0.56
                                                   ===========      ===========        ===========     ===========
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